BANK OF THE CASCADES

Employee Webex

November 12, 2010


It's Official!

Cascade Bancorp Announces Agreements for $177 Million Capital Raise!

A Private Placement Capital Raise

We have entered into Securities Purchase Agreements totaling $177 Million

- Four (4) lead investors acting independently
  - David F. Bolger
  - Lightyear Fund II, LP
  - Leonard Green & Partners, LP
  - WL Ross & Co., LLC
- Several smaller non-lead investors
- The 3 new large investors will each appoint a board member to our existing board of directors.

The Significance of this Capital Raise

- **This investment in our company is a strong vote of confidence in:**
  - The value and prospects for our bank, and
  - The economic future of our communities
- **At closing, we project our capital ratio will be among the best capitalized banks in the Country.**
  - Exceeds 'Well-Capitalized' by all regulatory measures
- **BOTC is one of a few banks in the Country to realize a successful capital raise of this type without government assistance, bailout or TARP.**
  - We did it on our own with the support of employees, customers and our communities!
- **Importantly, this capital raise will provide the financial strength essential to a very bright future!**
- **And, no more customer or employee worries about the future or security of our bank!**

(1) USA banks with assets $1-$5 billion



Other News Released Today

10 for 1 Reverse Stock Split

- Each 10 outstanding shares will be exchanged for one share
- Fractional shares will be cashed out
- Effective November 22, 2010
- Provides opportunity for uninterrupted listing on NASDAQ
- Shareholders have previously approved this
- Action is in the best interest of our Company & Shareholders

First on our list: **THANK YOU!**

You are amazing employees & bankers!

Your loyalty, commitment & professionalism are sincerely appreciated.



Merci
Köszönettel
Obrigado!
Gracias
Grazie
Ευχαριστώ
Vielen Dank
धन्यवाद
Teşekkürler
Díky
ขอบคุณ
Bedankt

This slide will be on eDesk. The first 3 employees to guess the correct language for all of the above will win a $25 Gift Card! Email your entries to Debbie Bleile

Spreading the Good News !

Corporate Communications

1. Press Release
2. Letter to Community from Patti will be placed in all regional newspapers & on botc.com
3. Letter to all Shareholders
4. PR Calling Campaign
5. Tagline Saturation: media, branch, web
    1. Choose Community

Regional Communications

1. Immediate priority on 'Capital' Calling Plans
    1. Existing customers
    2. Customers who have left our bank
    3. Key influencers & community leaders
2. Make it Matter
3. Bring Back the Business
4. A copy of the "Letter from Patti" is available in pdf to email to customers & contacts

Key Talking Points

All Employees… we need you to spread the news:

<u>This Capital Raise MATTERS!</u>

It matters to our company

It matters to our communities and our local economies

- Strengthens our financial position & removes current uncertainty
- Provides customer assurance that <u>ALL</u> deposits are safe
- Growing local deposits opens up more access to credit
- Local credit translates to job creation & a strengthened local economy


Coca-Cola



Choose Community





What's Next: Our Immediate Priorities

As we move toward profitability and growth, continued focus and teamwork is essential:



- Re-Attract, attract & retain **deposits**
- Manage **loans**
- Build customer **relationships**
- Support **community** partnerships & volunteerism
- Continue as the **best bankers** in every region

Make it Matter!

<u>All Employee Call to Action:</u>

- Be proactive & spread the good news
  - Make it matter to others by sharing what this news means to them
- Make your call to action result in customer & prospect action
- Ask for the business & grow our deposits
- Bring it Back!

  Grow our bank, build our resources, & strengthen our local economies!


BANK OF THE
CASCADES

Moving Forward…with sincere appreciation extended to all Cascade Bankers ~